File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

CHICAGO ATLANTIC BDC, INC., CHICAGO ATLANTIC BDC ADVISERS, LLC, CHICAGO ATLANTIC ADVISERS, LLC, CHICAGO ATLANTIC EQUITY ADVISERS, LLC, CHICAGO ATLANTIC CO3 ADVISERS, LLC, CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, CHICAGO ATLANTIC REIT MANAGER, LLC, CHICAGO ATLANTIC PORTFOLIO, LP, CHICAGO ATLANTIC EQUITY FUND, LLC,

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC,

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, CHICAGO ATLANTIC CO3 (OFFSHORE), LP, CHICAGO ATLANTIC CO3 FEEDER, LP, CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC, CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., CHICAGO ATLANTIC CREDIT COMPANY, LLC,

CA CO SPV, LLC, AND CA CREDIT SPV, LLC

600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Scott Gordon Umesh Mahajan Peter Sack Chicago Atlantic BDC, Inc. 600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

Copies to:

Anne G. Oberndorf, Esq.

Owen J. Pinkerton, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

March 18, 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

CHICAGO ATLANTIC BDC, INC., AND CHICAGO ATLANTIC BDC ADVISERS, LLC, AND CHICAGO ATLANTIC ADVISERS, LLC, AND CHICAGO ATLANTIC EQUITY ADVISERS, LLC, AND CHICAGO ATLANTIC CO3 ADVISERS, LLC, AND CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, AND CHICAGO ATLANTIC REIT MANAGER, LLC, AND CHICAGO ATLANTIC PORTFOLIO, LP, AND CHICAGO ATLANTIC EQUITY FUND, LLC, AND CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, AND CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC, AND CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, AND CHICAGO ATLANTIC CO3 (OFFSHORE), LP, AND CHICAGO ATLANTIC CO3 FEEDER, LP, AND CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC, AND CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., AND CHICAGO ATLANTIC CREDIT COMPANY, LLC, AND CA CO SPV, LLC, AND CA CREDIT SPV, LLC

600 MADISON AVENUE, SUITE 1800
NEW YORK, NY 10022

File No. 812-

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER

PURSUANT TO SECTIONS 17(d) AND 57(i)

OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT

TRANSACTIONS OTHERWISE

PROHIBITED BY SECTIONS 17(d) AND

57(a)(4) OF AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

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I. SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 9, 2023 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

●	Chicago Atlantic BDC, Inc. (formerly, Silver Spike Investment Corp.) (the “Existing Regulated Fund”), a closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

●	Chicago Atlantic BDC Advisers, LLC (formerly, Silver Spike Capital, LLC) (“BDC Adviser”), an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”), on behalf of itself and its successors;[3]

●	Chicago Atlantic Advisers, LLC (“CAA”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

●	Chicago Atlantic Equity Advisers, LLC (“CAEA”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic CO3 Advisers, LLC (“CO3 Advisers”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic Investment Management, LLC (“CAIM”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic REIT Manager, LLC (“CARM,” and, together with BDC Adviser, CAA, CAEA, CO3 Advisers, and CAIM, the “Existing Advisers”), which does not provide advice with regard to securities, and is therefore not registered under the Advisers Act, on behalf of itself and its successors;

●	Chicago Atlantic Credit Company, LLC, CA CO SPV, LLC, and CA Credit SPV, LLC, each of which is an entity wholly owned by affiliates of CAA that, from time to time, will hold various financial assets in a principal capacity and that currently intend to participate in Co-Investment Transactions (together, in such capacity, the “Existing Proprietary Accounts”); and

●	The investment vehicles identified on Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds” and, together with the Existing Regulated Fund, the Existing Advisers, and the Existing Proprietary Accounts, the “Applicants”).[4]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	See Silver Spike Investment Corp., et al. (File No. 812-15339) Investment Company Act Rel. Nos. 34771 (December 12, 2022) (notice) and 34798 (January 9, 2023) (order).

[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[4]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

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The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]	“Adviser” means the Existing Advisers and any other investment adviser controlling, controlled by, or under common control with an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

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II. GENERAL DESCRIPTION OF THE APPLICANTS

A.	The Existing Regulated Fund

The Existing Regulated Fund was incorporated in Maryland on January 25, 2021. The Existing Regulated Fund is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. The Existing Regulated Fund commenced operations on February 8, 2022. The Existing Regulated Fund intends to qualify annually as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. The Existing Regulated Fund’s principal place of business is 600 Madison Avenue, Suite 1800, New York, NY 10022.

The Existing Regulated Fund’s investment objective is to maximize risk-adjusted returns on equity for its shareholders. The Existing Regulated Fund has an eight-member board (the “Existing Regulated Fund Board” and together with any Future Regulated Fund's board of directors, the “Board”), of which six members are not “interested” persons of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.10

B.	The Existing Affiliated Funds and the Existing Proprietary Accounts

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Adviser and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act.11 A list of the Existing Affiliated Funds and their respective investment adviser is included on Schedule A hereto.

The Existing Proprietary Accounts will, from time to time, hold various financial assets in a principal capacity. The Existing Advisers operate various business lines through their wholly or majority owned subsidiaries, and the wholly or majority owned subsidiaries that exist and currently intend to participate in Co-Investment Transactions have been included as Applicants herein.

C.	The Existing Advisers

BDC Adviser serves as the investment adviser of the Existing Regulated Fund and CAA, CAEA, CO3 Advisers, CAIM, and CARM serve as the investment adviser of certain of the Existing Affiliated Funds, as noted on Schedule A, and BDC Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. On the date of this Application, the clients of each Adviser that intend to rely on this Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule A hereto. BDC Adviser also provides administrative services to the Existing Regulated Fund under an administrative services agreement. Each of the Existing Advisers is a Delaware limited liability company. Each of BDC Adviser and CAA is a registered investment adviser with the Commission under the Advisers Act. Each of CAEA, CO3 Advisers, and CAIM is a relying adviser of CAA.

Each Existing Adviser is a direct or indirect majority-owned subsidiary of Chicago Atlantic Group, LP (“CAG”), a Delaware limited partnership. CAG is an alternative investment manager focused on industries and companies where demand for capital exceeds traditional supply. CAG’s investment strategies include opportunistic private credit and equity with focuses on loans to esoteric industries, specialty asset-based loans, liquidity solutions and growth and technology finance. CAG has offices in Chicago, Miami, New York and London.

Under the terms of an investment advisory agreement with the Existing Regulated Fund and each Existing Affiliated Fund, as applicable, the Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Existing Regulated Fund’s and each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

[11]	In the future, an Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

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III. ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

[12]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

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C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[14]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[18]	The Affiliated Entities may adopt shared Co-Investment Policies.

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6. Dispositions:

(a)	Prior to any Disposition[19] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[20]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[20]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[21]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

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B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI. PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Scott Gordon
Umesh Mahajan

Peter Sack

Chicago Atlantic BDC, Inc.

600 Madison Avenue, Suite 1800

New York, NY 10022

(212) 905-4923

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Anne G. Oberndorf, Esq.

Owen J. Pinkerton, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

Telephone (202) 383-0100

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Appendix C.

[22]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

8

The Applicants have caused this Application to be duly signed on their behalf on the 18th day of March, 2026.

CHICAGO ATLANTIC BDC, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

9

CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY FUND, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

10

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CO SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CREDIT SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

11

Schedule A - Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	Existing Affiliated Funds advised by Chicago Atlantic Advisers, LLC:

1.	Chicago Atlantic Opportunity Portfolio, LP

2.	Chicago Atlantic Opportunity Finance, LLC

3.	Chicago Atlantic Credit Opportunities, LLC

B.	Existing Affiliated Funds advised by Chicago Atlantic Equity Advisers, LLC:

1.	Chicago Atlantic Equity Fund, LLC

C.	Existing Affiliated Funds advised by Chicago Atlantic CO3 Advisers, LLC:

1.	Chicago Atlantic Credit Opportunities III, LP

2.	Chicago Atlantic CO3 (OFFSHORE), LP

3.	Chicago Atlantic CO3 Feeder, LP

D.	Existing Affiliated Funds advised by Chicago Atlantic Investment Management, LLC:

1.	Chicago Atlantic Portfolio, LP

F.	Existing Affiliated Funds managed by Chicago Atlantic REIT Manager, LLC:

1.	Chicago Atlantic Real Estate Finance, Inc.

12

Appendix A

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated March 18, 2026 for and on behalf of the Applicants, as the case may be, that he or she holds the office with each such entity as indicated below and that all actions by stockholders, officers, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

CHICAGO ATLANTIC BDC, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

13

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY FUND, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

14

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CO SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CREDIT SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

15

Appendix B

Resolutions of the Board of Directors of Chicago Atlantic BDC, Inc. (the “Fund”)

WHEREAS, the Board deems it advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; now therefore be it

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission an Application for an order of exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act; and be it further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and be it further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Adopted March 14, 2026

16

Appendix C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical Under Rule 0-5(e)(3)

17

[Different first page setting changed from off in original to on in modified.].

File No. ~~812-15628~~ 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

CHICAGO ATLANTIC BDC, INC., CHICAGO ATLANTIC BDC ADVISERS, LLC, CHICAGO ATLANTIC ADVISERS, LLC, CHICAGO ATLANTIC EQUITY ADVISERS, LLC, CHICAGO ATLANTIC CO3 ADVISERS, LLC, CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, CHICAGO ATLANTIC REIT MANAGER, LLC, CHICAGO ATLANTIC PORTFOLIO, LP, CHICAGO ATLANTIC EQUITY FUND, LLC,

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC,

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, CHICAGO ATLANTIC CO3 (OFFSHORE), LP, CHICAGO ATLANTIC CO3 FEEDER, LP, CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC, CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., CHICAGO ATLANTIC CREDIT COMPANY, LLC,

CA CO SPV, LLC, AND CA CREDIT SPV, LLC

600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

~~CRESTLINE LENDING SOLUTIONS, LLC; CRESTLINE MANAGEMENT, L.P.; BLUE GLACIER FUND II, L.P.; CL FORGOTTEN COAST FUND, L.P.; CL GREEN PARK HOLDCO, L.P.; CL IMPULSE, L.P.; CL PANORAMIC, L.P.; CL TRADING, L.P.; CL UTILITIES, L.P.; CRESTLINE AK ADVISORY INVESTMENTS III, L.P.; CRESTLINE DIRECT LENDING IV, SCSP; CRESTLINE DIRECT LENDING UL MASTER FUND, SCSP; CRESTLINE EAGLE CREEK, L.P.; CRESTLINE LION FUND MINI-MASTER, L.P.; CRESTLINE MAKENA FUND, L.P.; CRESTLINE MAPLE OPERATING TRUST; CRESTLINE OPPORTUNISTIC CREDIT IA FUND, L.P.; CRESTLINE OPPORTUNITY V MASTER FUND I, L.P.; CRESTLINE OPPORTUNITY V MASTER FUND II, L.P.; CRESTLINE OPPORTUNITY V MASTER FUND III, L.P.; CRESTLINE PF SENTRY FUND, SCSP; CRESTLINE PORTFOLIO FINANCING FUND II, L.P.; CRESTLINE PRAETER, L.P. – SCHOONER; CRESTLINE SPECIALTY LENDING III, L.P.; CRESTLINE STEPSTONE OPPORTUNISTIC CREDIT MASTER FUND I, L.P.; CRESTLINE STEPSTONE OPPORTUNISTIC CREDIT MASTER FUND II, L.P.; CRESTLINE STRUCTURED NOTE ISSUER I LLC; CRESTLINE SUNDANCE FUND, L.P.; TL MANAGED INVESTMENTS, L.P.; crestline portfolio financing fund iii, scsp; CL FLS 1, L.P.; CRESTLINE DIRECT LENDING CLO I, L.P.; crestline european capital solutions fund ii, scsp; CL TRADING II, L.P.; CL LIFE AND ANNUITY INSURANCE COMPANY; CL RE SPC; CRESTLINE RE SP1, A SEGREGATED PORTFOLIO OF CL RE SPC; CL RE SP2, A SEGREGATED PORTFOLIO OF CL RE SPC~~

~~201 Main Street, Suite 2100~~

~~Fort Worth, TX 76102~~

~~THIRD AMENDED AND RESTATED~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

[Different first page setting changed from off in original to on in modified.].

~~All Communications, Notices and Orders to:~~

All Communications, Notices and Orders to:
Scott Gordon Umesh Mahajan Peter Sack Chicago Atlantic BDC, Inc. 600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

~~John Cochran~~

~~Chief Operating Officer~~
~~Crestline Management, L.P.~~

~~201 Main Street, Suite 2100~~

~~Fort Worth, TX 76102~~

~~JohnCochran@crestlineinc.com~~

Copies to:

~~Copies to:~~

~~Steven B. Boehm, Esq.~~

~~Anne G. Oberndorf, Esq.~~

~~Payam Siadatpour, Esq.~~

~~Eversheds Sutherland (US) LLP~~

~~700 Sixth Street, N.W., Suite 700~~

~~Washington, DC 20001~~

~~Telephone: (202) 383-0100~~

~~AnneOberndorf@eversheds-sutherland.com~~

Anne G. Oberndorf, Esq.

Owen J. Pinkerton, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

~~September 2~~March 18, ~~2025~~2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

CHICAGO ATLANTIC BDC, INC., AND CHICAGO ATLANTIC BDC ADVISERS, LLC, AND CHICAGO ATLANTIC ADVISERS, LLC, AND CHICAGO ATLANTIC EQUITY ADVISERS, LLC, AND CHICAGO ATLANTIC CO3 ADVISERS, LLC, AND CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, AND CHICAGO ATLANTIC REIT MANAGER, LLC, AND CHICAGO ATLANTIC PORTFOLIO, LP, AND CHICAGO ATLANTIC EQUITY FUND, LLC, AND CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, AND CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC, AND CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, AND CHICAGO ATLANTIC CO3 (OFFSHORE), LP, AND CHICAGO ATLANTIC CO3 FEEDER, LP, AND CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., AND CHICAGO ATLANTIC CREDIT COMPANY, LLC, AND CA CO SPV, LLC, AND CA CREDIT SPV, LLC

600 MADISON AVENUE, SUITE 1800
NEW YORK, NY 10022

File No. 812-

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER

PURSUANT TO SECTIONS 17(d) AND 57(i)

OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT

TRANSACTIONS OTHERWISE

PROHIBITED BY SECTIONS 17(d) AND

57(a)(4) OF AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 9, 2023 (the ”Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

•	~~• Crestline Lending Solutions, LLC~~Chicago Atlantic BDC, Inc. (formerly, Silver Spike Investment Corp.) (the “Existing Regulated Fund”), a ~~Delaware limited liability~~closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

•	~~• Crestline Management, L.P. (the “Existing~~Chicago Atlantic BDC Advisers, LLC (formerly, Silver Spike Capital, LLC) (“BDC Adviser”), ~~a Delaware limited partnership that is registered as~~ an investment adviser registered under the Investment Advisers Act of 1940~~, as amended~~  (the “Advisers Act”)~~, and serves as the investment adviser to the Existing Affiliated Funds (as defined below) and the Existing Regulated Fund~~, on behalf of itself and its successors~~[2]~~;[3]

~~• CL Life and Annuity Insurance Company, CL Re SPC, Crestline Re SP1, a segregated portfolio of CL Re SPC, and CL Re SP2, a segregated portfolio of CL Re SPC (collectively, the “Existing Proprietary Accounts”); and~~

•	Chicago Atlantic Advisers, LLC (“CAA”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

•	Chicago Atlantic Equity Advisers, LLC (“CAEA”), a relying adviser of CAA, on behalf of itself and its successors;

•	Chicago Atlantic CO3 Advisers, LLC (“CO3 Advisers”), a relying adviser of CAA, on behalf of itself and its successors;

•	Chicago Atlantic Investment Management, LLC (“CAIM”), a relying adviser of CAA, on behalf of itself and its successors;

•	Chicago Atlantic REIT Manager, LLC (“CARM,” and, together with BDC Adviser, CAA, CAEA, CO3 Advisers, and CAIM, the “Existing Advisers”), which does not provide advice with regard to securities, and is therefore not registered under the Advisers Act, on behalf of itself and its successors;

•	Chicago Atlantic Credit Company, LLC, CA CO SPV, LLC, and CA Credit SPV, LLC, each of which is an entity wholly owned by affiliates of CAA that, from time to time, will hold various financial assets in a principal capacity and that currently intend to participate in Co-Investment Transactions (together, in such capacity, the “Existing Proprietary Accounts”); and

•	~~• Certain existing Affiliated Funds (as~~The investment vehicles identified on Schedule A hereto~~)~~, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds” and ~~collectively~~, together with the Existing Regulated Fund, the Existing ~~Adviser~~Advisers, and the Existing Proprietary Accounts, the “Applicants”).~~[3]~~[4]

[2]	See Silver Spike Investment Corp., et al. (File No. 812-15339) Investment Company Act Rel. Nos. 34771 (December 12, 2022) (notice) and 34798 (January 9, 2023) (order).

~~[2]~~	~~The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.~~
[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

~~[3]~~[4]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund~~4~~5 and one or more Affiliated Entities~~5~~6 to engage in Co-Investment Transactions~~6~~7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”~~7~~8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.~~8~~9

~~[4]~~[5]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

~~[5]~~[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

~~[6]~~[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

~~[7]~~[8]	“Adviser” means the Existing ~~Adviser,~~Advisers and any other investment adviser controlling, controlled by, or under common control with ~~the~~an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

~~[8]~~[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	A.The Existing Regulated Fund

The Existing Regulated Fund was ~~formed as a Delaware limited liability company on June 18, 2024 for the purpose of operating as an externally-managed, non-diversified, closed-end management investment company~~incorporated in Maryland on January 25, 2021. The Existing Regulated Fund ~~changed its name from Crestline Lending Solutions Ramp, LLC on April 14, 2025, and previously operated as an investment fund that would have been an~~is a closed-end management investment company ~~but for Section 3(c)(7) of the 1940 Act. On September 2, 2025, the Existing Regulated Fund~~that has elected to be regulated as a ~~business development company~~BDC under the 1940 Act. ~~In addition, the~~The Existing Regulated Fund commenced operations on February 8, 2022. The Existing Regulated Fund intends to qualify annually ~~to be treated~~ as a regulated investment company under ~~Sub-Chapter~~Subchapter M of the Internal Revenue Code of 1986, as amended. The Existing Regulated Fund’s principal place of business is ~~201 Main Street, Suite 2100, Fort Worth, TX 76102.~~600 Madison Avenue, Suite 1800, New York, NY 10022.

The Existing Regulated Fund’s investment objective is to ~~generate current income and, to a lesser extent, long-term capital appreciation by targeting investments that the Existing Regulated Fund believes have favorable~~maximize risk-adjusted returns ~~and the ability to generate price appreciation.~~

on equity for its shareholders. The Existing Regulated ~~Fund’s business and affairs are managed under the direction of its~~Fund has an eight-member board ~~of directors~~ (the “Existing Regulated Fund Board” and together with any Future Regulated ~~Fund’s~~Fund’s board of directors, the “Board”)~~. The Existing Regulated Fund Board consists of four members~~, of which ~~three~~six members are not “interested” persons” of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.910

B.	B. The Existing Affiliated Funds and the Existing Proprietary Accounts

The Existing Affiliated Funds are investment funds, each of whose investment adviser is ~~the Existing~~an Adviser and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act.~~10~~11 A list of the Existing Affiliated Funds and their respective investment adviser is included on Schedule A hereto.

The Existing Proprietary Accounts will, from time to time, hold various financial assets in a principal capacity. The Existing ~~Adviser operates~~Advisers operate various business lines through ~~its~~their wholly or majority owned subsidiaries, and the wholly or majority owned subsidiaries that exist and currently intend to participate in Co-Investment Transactions have been included as Applicants herein.

~~[9]~~[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

~~[10]~~[11]	In the future, ~~the~~an Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

C.	C. The Existing AdviserAdvisers

~~The Existing Adviser was organized as a limited partnership under the laws of the state of Delaware and has registered with the Commission pursuant to Section 203 of the Advisers Act. The Existing~~BDC Adviser serves as the investment adviser ~~to~~ of the Existing Regulated Fund and CAA, CAEA, CO3 Advisers, CAIM, and CARM serve as the investment adviser of certain of the Existing Affiliated Funds, as noted on Schedule A, and BDC Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. On the date of this Application, the clients of each Adviser that intend to rely on this Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule A hereto. BDC Adviser also provides administrative services to the Existing Regulated Fund under an administrative services agreement. Each of the Existing Advisers is a Delaware limited liability company. Each of BDC Adviser and CAA is a registered investment adviser with the Commission under the Advisers Act. Each of CAEA, CO3 Advisers, and CAIM is a relying adviser of CAA.

Each Existing Adviser is a direct or indirect majority-owned subsidiary of Chicago Atlantic Group, LP (“CAG”), a Delaware limited partnership. CAG is an alternative investment manager focused on industries and companies where demand for capital exceeds traditional supply. CAG’s investment strategies include opportunistic private credit and equity with focuses on loans to esoteric industries, specialty asset-based loans, liquidity solutions and growth and technology finance. CAG has offices in Chicago, Miami, New York and London.

Under the terms of an investment advisory agreement with the Existing Regulated Fund and ~~to~~ each Existing Affiliated Fund~~.~~ , as applicable, the Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Existing Regulated Fund’s and each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”~~11~~12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

~~[11]~~[12]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). ~~With~~The Existing Advisers are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing ~~Adviser~~Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing ~~Adviser,~~Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.~~12~~13

~~[12]~~[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,~~13~~14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,~~14~~15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.~~15~~16

4. No Remuneration. Any transaction fee~~16~~17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.~~17~~18

6. Dispositions:

(a)	Prior to any Disposition~~[18]~~[19] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

~~[13]~~[14]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

~~[14]~~[15]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

~~[15]~~[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

~~[16]~~[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

~~[17]~~[18]	The Affiliated Entities may adopt shared Co-Investment Policies.

~~[18]~~[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.~~[19]~~[20]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).~~20~~21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

~~[19]~~[20]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

~~[20]~~[21]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).~~21~~22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

~~[21]~~[22]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Scott Gordon
Umesh Mahajan

Peter Sack

Chicago Atlantic BDC, Inc.

~~John Cochran~~

~~Chief Operating Officer~~

~~Crestline Management, L.P.~~

~~201 Main Street~~600 Madison Avenue, Suite ~~2100~~1800

New York, NY 10022

(212) 905-4923

~~Fort Worth, TX 76102~~

~~johncochran@crestlineinc.com~~

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Steven B. Boehm, Esq.~~

Anne G. Oberndorf, Esq.

~~Payam Siadatpour~~Owen J. Pinkerton, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, ~~N.W.~~NW, Suite 700

Washington, DC 20001

~~(202) 383-0100~~

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

Telephone (202) 383-0100

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that ~~the Existing Regulated Fund and each Existing Affiliated Fund have~~each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Appendix C.

The Applicants have caused this Application to be duly signed on their behalf on the ~~2nd~~18th day of ~~September~~March, ~~2025~~2026.

~~Crestline Lending Solutions, LLC~~ CHICAGO ATLANTIC BDC, INC.

By:	/s/ ~~Chris Semple~~ Peter Sack
	Name:	~~Chris Semple~~Peter Sack
	Title:	Chief Executive Officer

~~Crestline Management, L.P.~~CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	~~By~~Name:	~~/s/ John Cochran~~ Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	~~John Cochran~~ Anthony Cappell
	Title:	~~Chief Operating Officer~~ Authorized Person

~~Existing Proprietary Accounts:~~

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~CL Life and Annuity Insurance Company~~

~~CL Re SPC~~

~~Crestline Re SP1, a segregated portfolio of CL Re SPC~~

~~CL Re SP2, a segregated portfolio of CL Re SPC~~

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY FUND, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ ~~John Cochran~~ Anthony Cappell
	Name:	~~John Cochran~~ Anthony Cappell
	Title:	~~Director~~ Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CO SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CA CREDIT SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

Schedule A - Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	Existing Affiliated Funds advised by Chicago Atlantic Advisers, LLC:

1.	Chicago Atlantic Opportunity Portfolio, LP

2.	Chicago Atlantic Opportunity Finance, LLC

3.	Chicago Atlantic Credit Opportunities, LLC

~~Blue Glacier Fund II, L.P.~~

~~CL Forgotten Coast Fund, L.P.~~

~~CL Green Park Holdco, L.P.~~

~~CL Impulse, L.P.~~

~~CL Panoramic, L.P.~~

~~CL Trading, L.P.~~

~~CL Utilities, L.P.~~

~~Crestline AK Advisory Investments III, L.P.~~

~~Crestline Direct Lending IV, SCSp~~

~~Crestline Direct Lending UL Master Fund, SCSp~~

~~Crestline Eagle Creek, L.P.~~

~~Crestline Lion Fund Mini-Master, L.P.~~

~~Crestline Makena Fund, L.P.~~

~~Crestline Maple Operating Trust~~

~~Crestline Opportunistic Credit IA Fund, L.P.~~

~~Crestline Opportunity V Master Fund I, L.P.~~

~~Crestline Opportunity V Master Fund II, L.P.~~

~~Crestline Opportunity V Master Fund III, L.P.~~

~~Crestline PF Sentry Fund, SCSp~~

~~Crestline Portfolio Financing Fund II, L.P.~~

~~Crestline Praeter, L.P. - Schooner~~

~~Crestline Specialty Lending III, L.P.~~

~~Crestline StepStone Opportunistic Credit Master Fund I, L.P.~~

4.	~~Crestline StepStone Opportunistic Credit Master Fund II, LP~~

B.	Existing Affiliated Funds advised by Chicago Atlantic Equity Advisers, LLC:

~~Crestline Structured Note Issuer I LLC~~

~~Crestline Sundance Fund, L.P.~~

~~TL Managed Investments, L.P.~~

1.	~~Crestline Portfolio Financing~~Chicago Atlantic Equity Fund ~~III~~, ~~SCSp~~LLC

C.	Existing Affiliated Funds advised by Chicago Atlantic CO3 Advisers, LLC:

1.	Chicago Atlantic Credit Opportunities III, LP

2.	Chicago Atlantic CO3 (OFFSHORE), LP

3.	Chicago Atlantic CO3 Feeder, LP

D.	Existing Affiliated Funds advised by Chicago Atlantic Investment Management, LLC:

1.	Chicago Atlantic Portfolio, LP

1.	~~CL FLS 1, L.P.~~

2.	~~Crestline Direct Lending CLO I, L.P.~~

E. Existing Affiliated Funds managed by Chicago Atlantic REIT Manager, LLC:

1. Chicago Atlantic Real Estate Finance, Inc.

 	~~Crestline European Capital Solutions Fund II, SCSp CL Trading II, L.P.~~

 	 ~~By: Crestline Management, L.P., as investment manager By: Crestline Management, L.P., as investment manager~~

 	~~By:~~	~~/s/ John Cochran~~
 	~~Name:~~	~~John Cochran~~
 	~~Title:~~	~~Chief Operating Officer~~

~~Exhibit~~Appendix A

VERIFICATION

~~Verification~~

The undersigned states that he or she has duly executed the attached ~~application~~Application dated ~~as of September 2, 2025~~March 18, 2026 for and on behalf of the ~~entities listed below;~~Applicants, as the case may be, that he or she holds the office with each such entity as indicated below and that all ~~action by~~actions by stockholders, officers, directors, ~~officers, stockholders, general partners, trustees or members of each entity and any other body~~and other bodies necessary to authorize the undersigned to execute and file such ~~instrument has~~Application have been taken. The undersigned further states that he or she is familiar with ~~such~~the instrument~~,~~  and the contents thereof, and that the facts ~~therein~~ set forth therein are true to the best of his or her knowledge, information, and belief.

~~Crestline Lending Solutions, LLC~~ CHICAGO ATLANTIC BDC, INC.

By:	/s/ ~~Chris Semple~~ Peter Sack
	Name:	~~Chris Semple~~Peter Sack
	Title:	Chief Executive Officer

~~Crestline Management, L.P.~~CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	~~By~~Name:	~~/s/ John Cochran~~ Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	~~John Cochran~~ Anthony Cappell
	Title:	~~Chief Operating Officer~~ Authorized Person

~~Existing Proprietary Accounts:~~

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~CL Life and Annuity Insurance Company~~

~~CL Re SPC~~

~~Crestline Re SP1, a segregated portfolio of CL Re SPC~~

~~CL Re SP2, a segregated portfolio of CL Re SPC~~

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ ~~John Cochran~~ Anthony Cappell
	Name:	~~John Cochran~~ Anthony Cappell
	Title:	~~Director~~ Authorized Person

CHICAGO ATLANTIC EQUITY FUND, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~Existing Affiliated Funds:~~

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~Blue Glacier Fund II, L.P.~~

~~CL Forgotten Coast Fund, L.P.~~

~~CL Green Park Holdco, L.P.~~

~~CL Impulse, L.P.~~

~~CL Panoramic, L.P.~~

~~CL Trading, L.P.~~

~~CL Utilities, L.P.~~

~~Crestline AK Advisory Investments III, L.P.~~

~~Crestline Direct Lending IV, SCSp~~

~~Crestline Direct Lending UL Master Fund, SCSp~~

~~Crestline Eagle Creek, L.P.~~

~~Crestline Lion Fund Mini-Master, L.P.~~

~~Crestline Makena Fund, L.P.~~

~~Crestline Maple Operating Trust~~

~~Crestline Opportunistic Credit IA Fund, L.P.~~

~~Crestline Opportunity V Master Fund I, L.P.~~

~~Crestline Opportunity V Master Fund II, L.P.~~

~~Crestline Opportunity V Master Fund III, L.P.~~

~~Crestline PF Sentry Fund, SCSp~~

~~Crestline Portfolio Financing Fund II, L.P.~~

~~Crestline Praeter, L.P. - Schooner~~

~~Crestline Specialty Lending III, L.P.~~

~~Crestline StepStone Opportunistic Credit Master Fund I, L.P.~~

~~Crestline StepStone Opportunistic Credit Master Fund II, LP~~

~~Crestline Structured Note Issuer I LLC~~

~~Crestline Sundance Fund, L.P.~~

~~TL Managed Investments, L.P.~~

~~Crestline Portfolio Financing Fund III, SCSp~~

~~CL FLS 1, L.P.~~

~~Crestline Direct Lending CLO I, L.P.~~

~~Crestline European Capital Solutions Fund II, SCSp~~

~~CL Trading II, L.P.~~

~~By: Crestline Management, L.P., as investment manager~~

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ ~~John Cochran~~ Peter Sack
	~~Name:~~Name:	~~John Cochran~~Peter Sack
	~~Title:~~Title:	~~Chief Operating Officer~~ Chief Executive Officer

~~Schedule A – Existing Affiliated Funds~~

~~Existing Affiliated Funds Advised by Crestline Management, L.P.~~

~~Blue Glacier Fund II, L.P.~~
~~CL Forgotten Coast Fund, L.P.~~CHICAGO ATLANTIC CREDIT COMPANY, LLC

~~CL Green Park Holdco, L.P.~~ By:	/s/ Anthony Cappell
~~CL Impulse, L.P.~~	Name:	Anthony Cappell
~~CL Panoramic, L.P.~~
~~CL Trading, L.P.~~	Title:	Authorized Person
~~CL Utilities, L.P.~~
~~Crestline AK Advisory Investments III, L.P.~~

~~Crestline Direct Lending IV, SCSp~~CA CO SPV, LLC
~~Crestline Direct Lending UL Master Fund, SCSp~~
~~Crestline Eagle Creek, L.P.~~
~~Crestline Lion Fund Mini-Master, L.P.~~ By:	/s/ Anthony Cappell
~~Crestline Makena Fund, L.P.~~	Name:	Anthony Cappell
~~Crestline Maple Operating Trust~~

~~Crestline Opportunistic Credit IA Fund, L.P.~~	Title:	Authorized Person
~~Crestline Opportunity V Master Fund I, L.P.~~
~~Crestline Opportunity V Master Fund II, L.P.~~
~~Crestline Opportunity V Master Fund III, L.P.~~
~~Crestline PF Sentry Fund, SCSp~~
~~Crestline Portfolio Financing Fund II, L.P.~~
~~Crestline Praeter, L.P. - Schooner~~
~~Crestline Specialty Lending III, L.P.~~
~~Crestline StepStone Opportunistic Credit Master Fund I, L.P.~~
~~Crestline StepStone Opportunistic Credit Master Fund II, LP~~
~~Crestline Structured Note Issuer I LLC~~CA CREDIT SPV, LLC
~~Crestline Sundance Fund, L.P.~~ By:	/s/ Anthony Cappell
~~TL Managed Investments, L.P.~~	Name:	Anthony Cappell

~~Crestline Portfolio Financing Fund III, SCSp~~	Title:	Authorized Person
~~CL FLS 1, L.P.~~
~~Crestline Direct Lending CLO I, L.P.~~
~~Crestline European Capital Solutions Fund II, SCSp~~
~~CL Trading II, L.P.~~

[Different first page setting changed from off in original to on in modified.].

~~Exhibit~~Appendix B

Resolutions of the ~~Initial Director of Crestline Lending Solutions, LLC~~Board of Directors of Chicago
Atlantic BDC, Inc. (the “Fund”)

WHEREAS, the ~~initial director (the “Board”) of Crestline Lending Solutions, LLC (the “Fund”) has reviewed the Fund’s Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application, a copy of which is attached hereto as Appendix A, for an order of~~Board deems it advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated ~~under the 1940 Act, permitting~~thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by ~~Section~~Sections 17(d) and ~~Section~~ 57(a)(4) of the 1940 Act~~.~~  and Rule 17d-1 promulgated thereunder; now therefore be it

~~NOW, THEREFORE, BE IT~~ RESOLVED, that the ~~Authorized Officers (as defined below), shall~~officers of the Fund be, and each of them ~~individually~~ hereby is, authorized~~, empowered~~  and directed~~, in the name and~~  on behalf of the Fund~~, to~~ and in its name to prepare, execute, and cause to be ~~executed, delivered and~~ filed with the Commission ~~the Exemptive~~an Application~~, in~~ for an order of exemption, substantially in the form attached hereto as ~~Appendix~~Exhibit A~~; and~~  , and any amendments thereto, pursuant to Section 17(d) of the 1940 Act; and be it further

~~FURTHER~~ RESOLVED, that the ~~Authorized Officers shall~~officers of the Fund be, and each of them ~~individually~~ hereby is, authorized~~, empowered~~  and directed~~, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the Commission any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers~~ to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing~~, such determination to be conclusively evidenced by the taking of any such action; and~~   resolution; and be it further

~~FURTHER~~ RESOLVED, that ~~all acts and things~~any and all actions previously ~~done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of~~taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions ~~are in all respects authorized~~be, and each of them hereby is, ratified, ~~approved,~~ confirmed, approved and adopted in all respects as and for the acts and deeds ~~by and on behalf~~ of the Fund~~; and~~ .

~~FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and~~

~~FURTHER RESOLVED, that for purposes of the foregoing resolutions, the Authorized Officers of the Fund shall be the Chief Executive Officer, the President, Chief Financial Officer, and the Secretary of the Fund or any other authorized signatories designated by the directors of the Fund from time to time (collectively, the “Authorized Officers”).~~

~~(Adopted by the Board on September 13, 2024)~~

Adopted March 14, 2026

[Different first page setting changed from off in original to on in modified.].

[Different first page link-to-previous setting changed from off in original to on in modified.].

[Different first page setting changed from off in original to on in modified.].

Appendix C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications
Identified as Substantially Identical Under Rule 0-5(e)(3)

[Different first page setting changed from off in original to on in modified.].

File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

CHICAGO ATLANTIC BDC, INC., CHICAGO ATLANTIC BDC ADVISERS, LLC, CHICAGO ATLANTIC ADVISERS, LLC, CHICAGO ATLANTIC EQUITY ADVISERS, LLC, CHICAGO ATLANTIC CO3 ADVISERS, LLC, CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, CHICAGO ATLANTIC REIT MANAGER, LLC, CHICAGO ATLANTIC PORTFOLIO, LP, CHICAGO ATLANTIC EQUITY FUND, LLC,

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC,

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, CHICAGO ATLANTIC CO3 (OFFSHORE), LP, CHICAGO ATLANTIC CO3 FEEDER, LP, CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC, CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., CHICAGO ATLANTIC CREDIT COMPANY, LLC,

CA CO SPV, LLC, AND CA CREDIT SPV, LLC

600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

~~LAGO EVERGREEN CREDIT, LAGO ASSET MANAGEMENT, LLC, LAGO INNOVATION FUND I, LP, LAGO INNOVATION FUND I-QP, LP, LAGO INNOVATION FUND, LLC, LAGO INNOVATION FUND II-AI, LP, LAGO INNOVATION FUND II-QP, LP, LAGO INNOVATION FUND II, LLC, LAGO DELTA NINE FUND, LP, LAGO DELTA NINE FUND QP, LP, LAGO DELTA NINE, LLC, LAGO D9 EQUITY FUND I, LP, LAGO D9 EQUITY FUND I-QP, LP, LAGO INNOVATION FUND III-AI, LP, LAGO INNOVATION FUND III-QP, LP, LAGO INNOVATION FUND III, LLC, LAGO ACCELERATION FUND I, LP, LAGO ACCELERATION FUND I-QP, LP, LAGO APEX CREDIT CORPORATION~~

~~10 S. Wacker Drive, Suite 3540~~

~~Chicago, Illinois 60606~~

APPLICATION FOR AN ORDER PURSUANT TO

SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:
Scott Gordon Umesh Mahajan Peter Sack Chicago Atlantic BDC, Inc. 600 Madison Avenue, Suite 1800 New York, NY 10022 (212) 905-4923

~~All Communications, Notices and Orders to:~~

~~Tim Gottfried~~

~~LAGO Asset Management LLC~~

~~10 S. Wacker Drive, Suite 3540~~

~~Chicago, Illinois 60606~~

~~tim@lagoinnovation.com~~

~~Telephone 773-417-5246~~

Copies to:

Anne G. Oberndorf, Esq.

Owen J. Pinkerton, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

~~Copies to:~~

~~Anne G. Oberndorf, Esq.~~

~~Stephani M. Hildebrandt, Esq.~~

~~Dwaune Dupree, Esq.~~

~~Eversheds Sutherland (US) LLP~~

~~700 Sixth Street, NW, Suite 700~~

~~Washington, DC 20001~~

~~anneoberndorf@eversheds-sutherland.com~~

~~Telephone (202) 383-0100~~

~~May 9~~March 18, ~~2025~~ 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

CHICAGO ATLANTIC BDC, INC., AND CHICAGO ATLANTIC BDC ADVISERS, LLC, AND CHICAGO ATLANTIC ADVISERS, LLC, AND CHICAGO ATLANTIC EQUITY ADVISERS, LLC, AND CHICAGO ATLANTIC CO3 ADVISERS, LLC, AND CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC, AND CHICAGO ATLANTIC REIT MANAGER, LLC, AND CHICAGO ATLANTIC PORTFOLIO, LP, AND CHICAGO ATLANTIC EQUITY FUND, LLC, AND CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP, AND CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC, AND CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP, AND CHICAGO ATLANTIC CO3 (OFFSHORE), LP, AND CHICAGO ATLANTIC CO3 FEEDER, LP, AND CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC, AND CHICAGO ATLANTIC REAL ESTATE FINANCE, INC., AND CHICAGO ATLANTIC CREDIT COMPANY, LLC, AND CA CO SPV, LLC, AND CA CREDIT SPV, LLC

 ~~LAGO EVERGREEN CREDIT, LAGO ASSET MANAGEMENT, LLC, LAGO INNOVATION FUND I, LP, LAGO INNOVATION FUND I-QP, LP, LAGO INNOVATION FUND, LLC, LAGO INNOVATION FUND II-AI, LP, LAGO INNOVATION FUND II-QP, LP, LAGO INNOVATION FUND II, LLC, LAGO DELTA NINE FUND, LP, LAGO DELTA NINE FUND QP, LP, LAGO DELTA NINE, LLC, LAGO D9 EQUITY FUND I, LP, LAGO D9 EQUITY FUND I-QP, LP, LAGO INNOVATION FUND III-AI, LP, LAGO INNOVATION FUND III-QP, LP, LAGO INNOVATION FUND III, LLC, LAGO ACCELERATION FUND I, LP, LAGO ACCELERATION FUND I-QP, LP, LAGO APEX CREDIT CORPORATION~~

~~10 S. WACKER DRIVE~~600 MADISON AVENUE, SUITE ~~3540~~1800
NEW YORK, NY 10022

~~CHICAGO, ILLINOIS 60606~~

File No. 812-

~~: : : : : : : : : : : : : : : : : : : : : :~~ : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER

PURSUANT TO SECTIONS 17(d) AND 57(i)

OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT

TRANSACTIONS OTHERWISE

PROHIBITED BY SECTIONS 17(d) AND

57(a)(4) OF AND RULE 17d-1 UNDER THE

INVESTMENT COMPANY ACT OF 1940

1

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on ~~April 23~~January 9, ~~2025~~2023 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

●	~~LAGO Evergreen Credit~~Chicago Atlantic BDC, Inc. (formerly, Silver Spike Investment Corp.) (the “Existing Regulated Fund”), ~~an externally-managed,~~a closed-end non-diversified~~, closed-end~~  management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act; ~~and~~

●	~~LAGO Asset Management, LLC (the~~ Chicago Atlantic BDC Advisers, LLC (formerly, Silver Spike Capital, LLC) (“BDC Adviser”), ~~a Delaware limited liability company that is registered as~~ an investment adviser registered under the Investment Advisers Act of 1940~~, as amended~~  (the “Advisers Act”) ~~and serves as the investment adviser to the Existing Regulated Fund~~, on behalf of itself and its successors;[3]~~; and~~

~~●~~	~~LAGO Apex Credit Corporation, an affiliate of the BDC Adviser, that  will hold various financial assets in a principal capacity and intends to participate in Co-Investment Transactions (the “Existing Proprietary Account”); and~~

●	Chicago Atlantic Advisers, LLC (“CAA”), an investment adviser registered under the Advisers Act, on behalf of itself and its successors;

●	Chicago Atlantic Equity Advisers, LLC (“CAEA”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic CO3 Advisers, LLC (“CO3 Advisers”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic Investment Management, LLC (“CAIM”), a relying adviser of CAA, on behalf of itself and its successors;

●	Chicago Atlantic REIT Manager, LLC (“CARM,” and, together with BDC Adviser, CAA, CAEA, CO3 Advisers, and CAIM, the “Existing Advisers”), which does not provide advice with regard to securities, and is therefore not registered under the Advisers Act, on behalf of itself and its successors;

●	Chicago Atlantic Credit Company, LLC, CA CO SPV, LLC, and CA Credit SPV, LLC, each of which is an entity wholly owned by affiliates of CAA that, from time to time, will hold various financial assets in a principal capacity and that currently intend to participate in Co-Investment Transactions (together, in such capacity, the “Existing Proprietary Accounts”); and

●	The investment vehicles identified on Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds~~,~~” and ~~collectively~~, together with ~~the BDC Adviser,~~ the Existing ~~Proprietary Account and the Existing~~ Regulated Fund, the Existing Advisers, and the Existing Proprietary Accounts, the “Applicants”).[4]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	~~LAGO Evergreen Credit~~ See Silver Spike Investment Corp., et al. (File No. ~~812-15660), Release No. IC-35512 (March 26, 2025) (notice), Release No. IC-35554 (April 23, 2025~~812-15339) Investment Company Act Rel. Nos. 34771 (December 12, 2022) (notice) and 34798 (January 9, 2023) (order).

[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[4]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

2

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

8	“Adviser” means the ~~BDC Adviser,~~Existing Advisers and any other investment adviser controlling, controlled by, or under common control with ~~the BDC~~an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

9	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

3

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	The Existing Regulated Fund

The Existing Regulated Fund was ~~formed as a Delaware statutory trust under the Delaware Statutory Trust Act on October 30, 2024, for the purpose of operating as an externally-managed, non-diversified,~~incorporated in Maryland on January 25, 2021. The Existing Regulated Fund is a closed-end management investment company that has elected to be regulated as a ~~business development company~~BDC under the 1940 Act. The Existing Regulated Fund commenced ~~investment~~ operations on ~~March 3~~February 8, ~~2025~~2022. The Existing Regulated Fund intends to qualify annually ~~to be treated~~ as a regulated investment company under ~~Sub-Chapter~~Subchapter M of the Internal Revenue Code of 1986, as amended. The Existing Regulated Fund’s principal place of business is  ~~10 S. Wacker Drive, Suite 3540, Chicago, Illinois 60606.~~600 Madison Avenue, Suite 1800, New York, NY 10022.

The Existing Regulated Fund’s investment objective is to maximize ~~capital appreciation by investing in a portfolio primarily consisting of secured debt investments in target U.S.-based portfolio companies, which are qualifying as “eligible portfolio companies” under the Investment Company Act. The Existing Regulated Fund may also invest on an opportunistic basis in “non-qualifying” investments, such as investments in non-U.S. companies that otherwise meet the Existing Regulated Fund’s objectives and strategies~~risk-adjusted returns on equity for its shareholders. The Existing Regulated Fund has ~~a five member~~an eight-member board (the “Existing Regulated Fund Board” and together with any Future Regulated Fund’s board of directors, the “Board”), of which ~~three~~six members are not “interested” persons of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.10

B.	The Existing Affiliated Funds and the Existing Proprietary ~~Account~~Accounts

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Adviser and each of which would be an investment company but for Section 3(c)(5) or 3(c)(7) of the 1940 Act.11 A list of the Existing Affiliated Funds and their respective investment ~~advisers~~adviser is included on Schedule A hereto.

The Existing Proprietary ~~Account~~Accounts will, from time to time, hold various financial assets in a principal capacity. The ~~BDC Adviser and its affiliates~~Existing Advisers operate various business lines ~~directly or~~ through their wholly or majority owned subsidiaries, and the ~~affiliate that exists~~wholly or majority owned subsidiaries that exist and currently ~~intends~~intend to participate in Co-Investment Transactions ~~has~~have been included as ~~an Applicant~~Applicants herein.

C.	The BDC Adviser Existing Advisers

~~The~~ BDC Adviser serves as the investment adviser of the Existing Regulated Fund and CAA, CAEA, CO3 Advisers, CAIM, and CARM serve as the investment adviser of certain of the Existing Affiliated Funds, as ~~applicable~~noted on Schedule A, and ~~either it~~BDC Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. ~~The BDC Adviser is a Delaware limited liability company and is a registered investment adviser with the Commission under the Advisers Act.~~ On the date of this Application, the ~~BDC Adviser’s sole~~ clients of each Adviser that intend to rely on this ~~application~~Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule A hereto. BDC Adviser also provides administrative services to the Existing Regulated Fund under an administrative services agreement. Each of the Existing Advisers is a Delaware limited liability company. Each of BDC Adviser and CAA is a registered investment adviser with the Commission under the Advisers Act. Each of CAEA, CO3 Advisers, and CAIM is a relying adviser of CAA.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

[11]	In the future, ~~the~~an Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

4

Each Existing Adviser is a direct or indirect majority-owned subsidiary of Chicago Atlantic Group, LP (“CAG”), a Delaware limited partnership. CAG is an alternative investment manager focused on industries and companies where demand for capital exceeds traditional supply. CAG’s investment strategies include opportunistic private credit and equity with focuses on loans to esoteric industries, specialty asset-based loans, liquidity solutions and growth and technology finance. CAG has offices in Chicago, Miami, New York and London.

Under the terms of an investment advisory agreement with the Existing Regulated Fund and each Existing Affiliated Fund, ~~respectively~~as applicable, the ~~BDC Adviser~~Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to ~~each~~the Existing Regulated Fund’s and ~~the~~each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

~~A.~~ A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

[12]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

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Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

~~B.~~ B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the ~~BDC Adviser,~~Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

~~C.~~ C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[14]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

6

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

6. Dispositions:

(a)	Prior to any Disposition[19] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[20]

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[18]	The Affiliated Entities may adopt shared Co-Investment Policies.

[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[20]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

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7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

[21]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

8

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

~~IV.~~	~~STATEMENT IN SUPPORT OF RELIEF REQUESTED~~

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

~~A.~~ A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

~~B.~~ B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[22]	See, e.g., ~~Polen~~FS Credit Opportunities ~~Fund~~Corp., et al. (File No. ~~812-15457)~~812-15706), Release No. IC~~-35183 (May 2, 2024~~-35520 (April 3, 2025) (notice), Release No. IC~~-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc.,~~-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. ~~812-15476-01)~~812-15729), Release No. IC~~-35173~~-35531 (April ~~19~~10, ~~2024~~2025) (notice), Release No. IC~~-35192~~-35570 (May ~~15~~6, ~~2024~~2025) (order); ~~Brookfield Infrastructure Income Fund Inc.~~Blue Owl Capital Corporation, et al. (File No. ~~812-15415~~812-15715), Release No. IC~~-35001 (September 20, 2022~~-35530 (April 9, 2025) (notice), Release No. IC~~-35032 (October 17, 2023~~-35573 (May 6, 2025) (order); ~~T. Rowe Price OHA Select Private Credit~~ BlackRock Growth Equity Fund LP, et al. (File No. ~~812-15461~~812-15712), Release No. IC~~-34963 (July 24, 2023~~-35525 (April 8, 2025) (notice), Release No. IC~~-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order)~~-35572 (May 6, 2025) (order).

9

VI.	PROCEDURAL MATTERS

~~A.~~ A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

Scott Gordon
Umesh Mahajan

Peter Sack

Chicago Atlantic BDC, Inc.

~~Tim Gottfried~~

~~LAGO Asset Management LLC~~

~~10 S. Wacker Drive~~600 Madison Avenue, Suite ~~3540~~1800

~~Chicago, Illinois 60606~~

New York, NY 10022

(212) 905-4923

~~tim@lagoinnovation.com~~

~~Telephone 773-417-5246~~

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Anne G. Oberndorf, Esq.

~~Stephani M. Hildebrandt~~Owen J. Pinkerton, Esq.

~~Dwaune Dupree, Esq.~~

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

anneoberndorf@eversheds-sutherland.com

owenpinkerton@eversheds-sutherland.com

Telephone (202) 383-0100

~~B.~~ B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of ~~each~~the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each ~~Existing Regulated Fund and Existing Affiliated Fund have~~Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Appendix C.

10

The Applicants have caused this Application to be duly signed on their behalf on the ~~9th~~18th day of ~~May~~March, ~~2025~~2026.

CHICAGO ATLANTIC BDC, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~LAGO EVERGREEN CREDIT~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~	~~Chief Executive Officer and Trustee~~

11

~~LAGO ASSET MANAGEMENT, LLC~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO INNOVATION FUND I, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~	~~Managing Member~~

~~LAGO INNOVATION FUND, LLC~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~	~~Managing Member of the Managing Members~~

~~LAGO INNOVATION FUND I-QP, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~	~~Managing Member~~

~~LAGO INNOVATION FUND II-AI, LP~~
~~By: /s/ Tim Gottfried~~
CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name:  ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~ 	Authorized Person

12

~~LAGO INNOVATION FUND II-QP~~CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

~~LAGO INNOVATION~~CHICAGO ATLANTIC EQUITY FUND ~~II~~, LLC

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member of the Managing Members~~	Authorized Person

~~LAGO DELTA NINE FUND, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO DELTA NINE FUND QP, LP~~
~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO DELTA NINE, LLC~~
~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member of the Managing Members~~

~~LAGO D9 EQUITY FUND I, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

13

CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~LAGO D9 EQUITY FUND I-QP~~CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

14

~~LAGO INNOVATION FUND III-AI, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
~~Name: Tim Gottfried~~
~~Title: Managing Member~~

~~LAGO INNOVATION FUND III-QP, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
~~Name: Tim Gottfried~~
~~Title: Managing Member~~

~~LAGO INNOVATION FUND III~~CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

~~By:~~	/s/ ~~Tim Gottfried~~Anthony Cappell
Name: Anthony Cappell ~~Tim Gottfried~~
Title: Authorized Person ~~Managing Member of the Managing Members~~

15

~~LAGO ACCELERATION FUND I, LP~~CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ ~~Tim Gottfried~~Peter Sack
	Name: ~~Tim Gottfried~~	Peter Sack
	Title: ~~Managing Member~~ 	Chief Executive Officer

~~LAGO ACCELERATION FUND I-QP, LP~~CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

~~LAGO APEX CREDIT CORPORATION~~CA CO SPV, LLC

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Executive Vice President of Strategy~~ 	Authorized Person
CA CREDIT SPV, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell

Title:	Authorized Person

16

Schedule A

- Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	~~Adviser is LAGO Asset Management~~Existing Affiliated Funds advised by Chicago Atlantic Advisers, LLC:

1.	~~LAGO Innovation Fund I~~Chicago Atlantic Opportunity Portfolio, LP

2.	~~LAGO Innovation Fund I-QP, LP~~Chicago Atlantic Opportunity Finance, LLC

3.	~~LAGO Innovation Fund~~Chicago Atlantic Credit Opportunities, LLC

4.	~~LAGO Innovation Fund II-AI, LP~~

B.	Existing Affiliated Funds advised by Chicago Atlantic Equity Advisers, LLC:

~~5. LAGO Innovation Fund II-QP, LP~~

1.	~~6. LAGO Innovation~~Chicago Atlantic Equity Fund ~~II~~, LLC

C.	Existing Affiliated Funds advised by Chicago Atlantic CO3 Advisers, LLC:

1.	Chicago Atlantic Credit Opportunities III, LP

2.	Chicago Atlantic CO3 (OFFSHORE), LP

3.	Chicago Atlantic CO3 Feeder, LP

D.	Existing Affiliated Funds advised by Chicago Atlantic Investment Management, LLC:

1.	~~7. LAGO Delta Nine Fund~~Chicago Atlantic Portfolio, LP

~~8. LAGO Delta Nine Fund QP, LP~~

~~9. LAGO Delta Nine LLC~~

~~10. LAGO D9 Equity Fund I, LP~~

~~11. LAGO D9 Equity Fund I-QP, LP~~

~~12. LAGO Innovation Fund III-AI, LP~~

~~13. LAGO Innovation Fund III-QP, LP~~

~~14. LAGO Innovation Fund III, LLC~~

~~15. LAGO Acceleration Fund I, LP~~

E.	Existing Affiliated Funds managed by Chicago Atlantic REIT Manager, LLC:

1. Chicago Atlantic Real Estate Finance, Inc.

~~16. LAGO Acceleration Fund I-QP, LP~~

17

~~Exhibit A~~

Appendix A

VERIFICATION

~~Verification~~

The undersigned states that he or she has duly executed the attached Application dated ~~May 9, 2025~~March 18, 2026 for and on behalf of the Applicants, as the case may be, that he or she holds the office with each such entity as indicated below~~,~~  and that all actions by stockholders, officers, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

CHICAGO ATLANTIC BDC, INC.

By:	/s/ Peter Sack
	Name:	Peter Sack
	Title:	Chief Executive Officer

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Manager

CHICAGO ATLANTIC ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC EQUITY ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CO3 ADVISERS, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

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~~LAGO EVERGREEN CREDIT~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Chief Executive Officer and Trustee~~

~~LAGO ASSET MANAGEMENT, LLC~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO INNOVATION FUND I, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO INNOVATION FUND, LLC~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member of the Managing Members~~

~~LAGO INNOVATION FUND I-QP, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~
~~LAGO INNOVATION FUND II-AI, LP~~

~~By:/s/ Tim Gottfried~~
CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~ 	Authorized Person

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~~LAGO INNOVATION FUND II-QP~~CHICAGO ATLANTIC PORTFOLIO, LP

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

~~LAGO INNOVATION FUND II, LLC~~

CHICAGO ATLANTIC EQUITY FUND, LLC

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member of the Managing Members~~	Authorized Person

~~LAGO DELTA NINE FUND, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO DELTA NINE FUND QP, LP~~
~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~ 	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member~~

~~LAGO DELTA NINE, LLC~~
~~By:~~	~~/s/ Tim Gottfried~~
	~~Name:~~	~~Tim Gottfried~~
	~~Title:~~ 	~~Managing Member of the Managing Members~~

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CHICAGO ATLANTIC OPPORTUNITY PORTFOLIO, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC OPPORTUNITY FINANCE, LLC

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

CHICAGO ATLANTIC CREDIT OPPORTUNITIES III, LP

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Authorized Person

~~LAGO D9 EQUITY FUND I,~~CHICAGO ATLANTIC CO3 (OFFSHORE), LP

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

~~LAGO D9 EQUITY FUND I-QP~~CHICAGO ATLANTIC CO3 FEEDER, LP

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person

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~~LAGO INNOVATION FUND III-AI, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
~~Name:  Tim Gottfried~~
~~Title: Managing Member~~

~~LAGO INNOVATION FUND III-QP, LP~~

~~By:~~	~~/s/ Tim Gottfried~~
~~Name: Tim Gottfried~~
~~Title: Managing Member~~

~~LAGO INNOVATION FUND III~~CHICAGO ATLANTIC CREDIT OPPORTUNITIES, LLC

By:	/s/ ~~Tim Gottfried~~Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member of the Managing Members~~	Authorized Person

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~~LAGO ACCELERATION FUND I, LP~~CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ ~~Tim Gottfried~~Peter Sack
	Name: ~~Tim Gottfried~~	Peter Sack
	Title: ~~Managing Member~~ 	Chief Executive Officer

CHICAGO ATLANTIC CREDIT COMPANY, LLC

By:	~~LAGO ACCELERATION FUND I-QP, LP~~ /s/ Anthony Cappell
	Name:	Anthony Cappell
~~By:~~	~~/s/ Tim Gottfried~~Title:	Authorized Person
CA CO SPV, LLC

By:	/s/ Anthony Cappell
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Managing Member~~	Authorized Person
CA CREDIT SPV, LLC

By:	~~LAGO APEX CREDIT CORPORATION~~/s/ Anthony Cappell

	~~By:~~	~~/s/ Tim Gottfried~~
	Name: ~~Tim Gottfried~~	Anthony Cappell
	Title: ~~Executive Vice President of Strategy~~ 	Authorized Person

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~~Exhibit~~Appendix B

Resolutions of the Board of Directors of Chicago Atlantic BDC, Inc. (the “Fund”)

~~RESOLUTIONS OF THE BOARD OF TRUSTEES OF LAGO EVERGREEN CREDIT (THE “COMPANY”)~~

~~I. NEW CO-INVESTMENT EXEMPTIVE APPLICATION~~

 WHEREAS, the Board ~~of Trustees has reviewed the Company’s Co-Investment Exemptive Application (the “Exemptive Application”) involving the Company and certain affiliates thereof as specified in the Exemptive Application, a copy of which is attached hereto as Appendix A, for an order of~~deems it advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated ~~under the 1940 Act, permitting~~thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by ~~Section~~Sections 17(d) and ~~Section~~ 57(a)(4) of the 1940 Act~~.~~ and Rule 17d-1 promulgated thereunder; now therefore be it

~~NOW, THEREFORE, BE IT~~ RESOLVED, that ~~each of the Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and the Secretary of the Company (the “Authorized Officers”) shall~~the officers of the Fund be, and each of them ~~individually~~ hereby is, authorized~~, empowered~~  and directed~~, in the name and~~  on behalf of the ~~Company, to~~Fund and in its name to prepare, execute, and cause to be ~~executed, delivered and~~ filed with the Commission ~~the Exemptive~~an Application~~, in~~ for an order of exemption, substantially in the form attached hereto as ~~Appendix~~Exhibit A~~; and~~, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act; and be it further

~~FURTHER~~ RESOLVED, that the ~~Authorized Officers shall~~officers of the Fund be, and each of them ~~individually~~ hereby is, authorized~~, empowered~~  and directed~~, in the name and on behalf of the Company, to cause to be made, executed, delivered and filed with the Commission any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers~~ to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing~~, such determination to be conclusively evidenced by the taking of any such action; and~~ resolution; and be it further

~~II. GENERAL AUTHORITY~~

~~NOW, THEREFORE, BE IT RESOLVED, that each Authorized Officer is hereby authorized and directed to do or cause to be done any and all such acts and things, and to execute and deliver, or cause to be executed and delivered, all agreements, instruments, documents and certificates (including any and all amendments or supplements thereto, modifications, extensions or waivers thereof, or replacements), in each case in the name and on behalf of the Company, as the Board of Trustees or such officer deems necessary, appropriate or desirable to effect the intent and accomplish the purposes of these resolutions;~~

~~FURTHER RESOLVED, that the execution and delivery by the Board of Trustees or any Authorized Officer of any agreement, instrument, certificate or other document and the taking of any other action in connection with any of these resolutions shall evidence the Board of Trustees’ or such Authorized Officer’s approval and authority and the approval, adoption, authorization, ratification and confirmation by the Board of Trustees and by the Company; and~~

~~FURTHER~~ RESOLVED, that ~~all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Company~~any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions ~~are in all respects authorized~~be, and each of them hereby is, ratified, ~~approved,~~ confirmed, approved and adopted in all respects as and for the acts and deeds ~~by and on behalf~~ of the ~~Company; and~~Fund.

~~FURTHER RESOLVED, that any officer of the Company be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument.~~

Adopted March 14, 2026

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Appendix C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical Under Rule 0-5(e)(3)

25